UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2012

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 Hembree Road

Roswell, Georgia 30076

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01               Completion of Acquisition or Disposition of Assets.

Glenvue Acquisition

On July 2, 2012, Glenvue H&R Property Holdings, LLC (“Glenvue H&R”), a wholly owned subsidiary of AdCare Health Systems, Inc. (the “Company”), acquired (the “Glenvue Acquisition”) from Evans Memorial Hospital, Inc. (the “Glenvue Seller”), pursuant to that certain Purchase and Sale Agreement between the Glenvue Seller and AdCare Property Holdings, LLC, a wholly owned subsidiary of the Company (“AdCare Holdings”), dated as of April 3, 2012, certain land, buildings, improvements, furniture, fixtures, operating agreements and equipment comprising Glenview Health & Rehabilitation, a 160-bed skilled nursing facility located in Glennville, Georgia (the “Glenview Facility”), for an aggregate purchase price of $8,240,000.  The purchase price was financed in part with the proceeds from the financing with PrivateBank and Trust Company (“PrivateBank”) discussed in Item 2.03 of this Current Report on Form 8-K.  The transfer of operations for the Glenview Facility was effective as of July 1, 2012.

The Glenvue Acquisition does not constitute a business acquisition at the significance level which would require the filing of financial statements as contemplated by Rule 8-04 of Regulation S-X.

Quail Creek Acquisition

On July 3, 2012, QC Property Holdings, LLC, a wholly owned subsidiary of the Company (“QC”), acquired (the “Quail Creek Acquisition”) from Westlake Nursing Home Limited (the “Quail Creek Seller”), pursuant to that certain Purchase and Sale Agreement between the Quail Creek Seller and AdCare Holdings, dated as of March 12, 2012 and as amended May 15, 2012,  certain land, buildings, improvements, furniture, fixtures, operating agreements and equipment comprising a 118-bed skilled nursing facility located in Oklahoma City, Oklahoma (the “Quail Creek Facility”), for an aggregate purchase price of $5,800,000, consisting of: (i) $3,000,000 payable in cash; and (ii) the assumption of $2,800,000 of indebtedness of the Quail Creek Seller.  The transfer of operations for the Quail Creek Facility was effective as of July 1, 2012.

The Quail Creek Acquisition does not constitute a business acquisition at the significance level which would require the filing of financial statements as contemplated by Rule 8-04 of Regulation S-X.

Item 2.03                                             Creation of a Direct Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Glenvue Acquisition

In connection with the Glenvue Acquisition, Glenvue H&R entered into a Loan Agreement with PrivateBank, dated July 2, 2012, pursuant to which Glenvue issued a promissory note on such date in favor of PrivateBank for an aggregate principal amount of $6,600,000 (the “PrivateBank Loan”).  The proceeds of the PrivateBank Loan were used to fund the purchase price of the Glenvue Acquisition.

The PrivateBank Loan matures on July 2, 2014.  Interest on the PrivateBank Loan accrues on the principal balance thereof at an annual rate of the greater of: (i) 6.0% per annum; or (ii) the LIBOR rate plus 4.0% per annum, and payments for the interest and a portion of the principal balance are payable monthly, commencing on August 1, 2012.  The PrivateBank Loan is secured by a first mortgage on the real property and improvements constituting the Glenview Facility, a first priority security interest on all furnishings, fixtures and equipment associated with the Glenview Facility and an assignment of all rents paid under any existing or future leases and rental agreements with respect to the Glenview Facility. The Company has unconditionally guaranteed all amounts owing under the PrivateBank Loan.

The PrivateBank Loan contains customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants and certain events of bankruptcy and insolvency. Upon the occurrence of an event of default, PrivateBank may cause the maturity of the PrivateBank Loan to be accelerated.

In connection with entering into the PrivateBank Loan, the Company and Glenvue H&R, as applicable, also entered into deeds to secure debt, security agreements, indemnities related to hazardous materials and assignments of rents and leases, each containing customary terms and conditions.

Quail Creek Acquisition

In connection with the Quail Creek Acquisition, QC entered into an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) with the Quail Creek Seller, dated as of July 1, 2012, pursuant to which QC assumed the Quail Creek Seller’s existing indebtedness under that certain Loan Agreement and Indenture of First Mortgage between the Quail Creek Seller and The Bank of New York Mellon Global Corporate Trust (the “Trustee”), as assignee of The Liberty National Bank and Trust of that certain Bond Indenture, dated September 1, 1986, as amended by that certain First Amendment to the Loan Agreement and Indenture of First Mortgage dated as of September 1, 2001 (as so amended, the “Loan Agreement and Indenture”).  The indebtedness under the Loan Agreement and Indenture: (i) is in principal amount of $2,800,000; (ii) matures on August 27, 2016; and (iii) and bears interest at 10.25% annually.  Payments of principal and interest under the Loan Agreement and Indenture are payable in monthly installments, with QC’s first payment to be made on August 27, 2012.  The Loan Agreement and Indenture is secured by a mortgage on the real property and improvements constituting the Quail Creek Facility.  The Loan Agreement and Indenture contains customary terms and conditions regarding representations, warranties, covenants and events of default.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2012	ADCARE HEALTH SYSTEMS, INC.

/s/ Martin D. Brew
Martin D. Brew
Chief Financial Officer